                                                                     EXHIBIT 2.3



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                      DELAVNEY-GESTAO E CONSULTADORIA LDA.
                      CONSTRUTORA ANDRADE GUTIERREZ S.A.,
                       ANDRADE GUTIERREZ PERFURACAO LTDA.
                                 DRILTECH INC.


                                      AND


                            CLIFFS DRILLING COMPANY





                                DECEMBER 6, 1996
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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 6th day of December, 1996 by and between DELAVNEY-GESTAO E CONSULTADORIA LDA., a corporation organized under the laws of the Madeira Islands ("Seller"), CONSTRUTORA ANDRADE GUTIERREZ S.A., a corporation organized under the laws of Brazil ("Construtora"), ANDRADE GUTIERREZ PERFURACAO LTDA., a corporation organized under the laws of Brazil ("Andrade"), DRILTECH INC., a corporation organized under the laws of the Cayman Islands ("Driltech"), (Construtora, Andrade and Driltech being collectively referred to herein as "Parent"), and CLIFFS DRILLING COMPANY, a corporation organized under the laws of the State of Delaware ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Andrade and Driltech collectively own all of the issued and outstanding shares of capital stock of Seller; and

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of GREENBAY DRILLING COMPANY LTD., a corporation organized under the laws of the British Virgin Islands ("BVI"); and

         WHEREAS,         Seller desires to sell to Buyer the BVI Shares (as
hereinafter defined), and Buyer desires to acquire the BVI Shares on the terms and conditions hereinafter set forth; and

         WHEREAS,         Construtora, Andrade and Driltech desire to take such
actions as are necessary or appropriate to cause Seller to effect the transactions described herein, and in connection therewith, to guarantee certain of the agreements and obligations of Seller in and under this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble.





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         "Andrade" has the meaning specified in the preamble.

         "Applicable Environmental Laws" means all Applicable Laws (as hereinafter defined) pertaining to health, safety or the environment.

         "Applicable Laws" means any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation.

         "Assets" means, collectively, the following property, assets and rights, tangible and intangible, which are to be indirectly acquired by Buyer by way of purchase of the BVI Shares pursuant to this Agreement:

         (a)     (i)      the following offshore drilling rig:

                          ATENA

                 (ii)     the following land rigs:

                          REDENCAO
                          SOBERANA
                          PROMISSAO
                          NOVA ERA

as more particularly described in Schedule 1(a);

         (b)     the Inventory (as hereinafter defined);

         (c) the benefit and burden, subsequent to the Closing Date, of all right, title and interest of the lessee under that certain equipment lease agreement more particularly described on Schedule 1(c) (the "Lease Agreement") existing on the Closing Date;

         (d) the benefit and burden, subsequent to the Closing Date, of all right, title and interest as drilling contractor under all the drilling contracts or other charters or arrangements and any amendments thereto for the employment of the Drilling Rigs (the "Drilling Contracts") existing on the Closing Date, including without limitation the Drilling Contracts identified on
Schedule 1(d) existing on the Closing Date;

         (e) the benefit and burden, subsequent to the Closing Date, of all right, title and interest of Parent (all of which benefit and burden having been transferred to BVI), under all other contracts relating to the Drilling Rigs or the Business (the "Other Contracts") existing on the Closing Date, including without limitation the Other Contracts identified on Schedule 1(e) existing on the Closing Date;

         (f) the following tangible and intangible assets used or held for use by Parent (all of which benefit and burden having been transferred to BVI) in connection with the Business, to the extent assignable by law:

         (i) all patents, copyrights, trade secrets, know-how, inventions, computer





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         software (including documentation and object and source codes) and similar rights (including all registrations, applications, licenses and rights with respect thereto) relating to, or used in connection with the operation of, the Drilling Rigs (collectively referred to herein as "Intellectual Property"), including without limitation the Intellectual Property described on Schedule 1(f)(i), and all rights to recover for infringement thereon;

                 (ii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of the Drilling Rigs as listed on Schedule 1(f)(ii) ("Permits");

                 (iii) all books, records, papers and instruments of BVI of whatever nature and wherever located, including records which shall be acquired by BVI from Parent as prior owners of any of the Assets, that relate to ownership or operation of the Assets, including without limitation all financial and accounting records, all records physically located on the Drilling Rigs on the Closing Date and all books and records relating to any employees of BVI, the purchase of materials, supplies and services, research and development, engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records, and dealings with customers, vendors and suppliers, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith; and

                 (iv) computer inventory and maintenance programs and computer models used in connection with the maintenance and operation of the Drilling Rigs; and

         (g) any and all insurance proceeds received or receivable associated with or attributable to damage to the Offshore Drilling Rig prior to the Closing Date.

         "BVI" has the meaning specified in the preamble.

         "BVI Shares" means all of the outstanding shares, par value US $10.00 per share, of BVI.

         "Benefit Plan" means any employee benefit plan, policy, agreement or arrangement, including without limitation, pension, stock option, share saving, deferred compensation, profit sharing, incentive, bonus or severance pay plans or arrangements, whether legally enforceable or not.

         "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         "Business" means the contract drilling and production related service businesses engaged in by Parent (as assigned to BVI) prior to the Closing Date, only insofar as it relates to the Assets, including any business relationships between BVI and Parent.

         "Business Day" means a day on which national banks are generally open for the transaction of business in New York, New York.





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         "Buyer" has the meaning specified in the preamble.

         "Buyer Basket" has the meaning specified in Section 10.2(a).

         "Claims" means any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorney's fees and disbursements) of every kind, nature and description.

         "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

         "Closing Date" means the date on which the Closing is required to take place as specified in Section 3.1.

         "Consent Required Contract" has the meaning specified in Section
8.2(a).

         "Construtora" has the meaning specified in the preamble.

         "Contract Management Agreement" has the meaning specified in Section 8.2(b).

         "Drilling Contracts" has the meaning specified in paragraph (d) of the definition of Assets.

         "Drilling Rigs" means the offshore drilling rig "ATENA", and the land rigs "REDENCAO", "SOBERANA", "PROMISSAO" and "NOVA ERA", and related Inventory.

         "Driltech" has the meaning specified in the preamble.

         "Encumbrances" means liens (including without limitation maritime liens), charges, pledges, options, mortgages, security interests, claims and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.


         "Governmental Entity" means any court or tribunal in any jurisdiction or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.

         "Intellectual Property" has the meaning specified in paragraph (f)(i) of the definition of Assets.

         "Inventory" means any and all drilling machinery and equipment (including without limitation, floor tools and blow-out preventers), engines, machinery, equipment, mooring systems and equipment, riser tensioner systems and equipment, boots, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers and computer equipment, computer software, fittings and equipment, tools, pumps and pumping equipment, living quarters located thereon, spare components and parts, tubulars, drill pipe, drill collars, bunkers and lubricating oils, racking, supporting inventory and stores, and all other appurtenances thereto appertaining or belonging to one of the Drilling Rigs or, to the extent such items are owned by BVI (or Parent, in which case same shall be transferred to BVI), appertaining or belonging to the Leased Drilling Rig, whether





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located on the Drilling Rigs or the Leased Drilling Rig or located elsewhere;
and the top drive and related equipment owned by BVI and used in connection with the Leased Drilling Rig; including without limitation that set forth in
Schedule 2; excluding, however, equipment and stores owned by third-party suppliers (such as catering consumables, cement units or logging equipment) described in Schedule 3, and equipment for which rental agreements are listed on Schedule 1(e).

         "Lease Agreement" has the meaning specified in paragraph (c) of the definition of Assets.

         "Leased Drilling Rig" means the drilling rig and related equipment referenced in the Lease Agreement.

         "Nonassigned Contract" has the meaning specified in Section 8.2(b).

         "Offshore Drilling Rig" means the Drilling Rig specified in paragraph
(a)(i) of the definition of Assets.

         "Other Contracts" has the meaning specified in paragraph (e) of the definition of Assets.


         "Permits" has the meaning specified in paragraph (f)(ii) of the definition of Assets.

         "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being diligently contested in good faith by appropriate proceedings; (ii) statutory and maritime liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of BVI or any prior owner of an Asset, excluding any mortgage; (iii) the Drilling Contracts; (iv) the Other Contracts; and (v) any other Encumbrances, title defects or imperfections or irregularities in title which in the aggregate do not exceed $50,000; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Assets, or statutory or maritime liens filed of record against the Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

         "Petrobras" means Petroleo Brasileiro S.A. - Petrobras.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Seller" has the meaning specified in the preamble.

         "Seller Basket" has the meaning specified in Section 10.1(a).

         "Taxes" means any income taxes or similar assessments, any social security premiums or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, municipal, value added or other tax imposed by any taxing authority, including any interest, penalties or additions attributable thereto.

         "Tax Return" means any return or report with respect to Taxes.





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                                   ARTICLE II

                            ACQUISITION TRANSACTIONS

         2.1 Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase, acquire, accept and pay for, as hereinafter provided, all of the BVI Shares, and Seller shall deliver to Buyer certificates representing the BVI Shares, duly endorsed for transfer.

         2.2 Purchase Price. The aggregate purchase price for the BVI Shares shall be U.S.$28,500,000 (the "Purchase Price"). At the Closing, Buyer shall pay the Purchase Price to Seller in immediately available funds by wire transfer to the account designated by Seller.

         2.3     Earnest Money Deposit.   Within seven (7) business days of
execution and delivery of this Agreement by all parties, Buyer shall deposit with an escrow agent designated by Seller and reasonably acceptable to Buyer, the sum of $2,850,000 as earnest money. At Buyer's option, the earnest money deposit, plus interest earned thereon, if any, may be applied toward payment of the Purchase Price at Closing. Except as otherwise provided in Section 9.3(a) with respect to the forfeiture of earnest money as liquidated damages, the earnest money deposit, plus interest earned thereon, if any, shall be refunded to Buyer in the event of termination of this Agreement pursuant to Section 9.1 by Buyer or Seller. Buyer shall bear and pay all escrow fees and expenses associated with the escrow arrangement described in this Section 2.3.


         2.4 Limitation of Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller or Parent, except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller and Parent have or may have in the future, whether fixed or contingent, and whether known or unknown, shall be and remain the liabilities of Seller or Parent, as applicable.

                                  ARTICLE III

                                  THE CLOSING

         3.1 Time and Place of Closing. The Closing shall take place at the offices of Griggs & Harrison P.C., 1301 McKinney, Suite 3200, Houston, Texas 77010, at 9:00 a.m., local time, or at such other place or time as the parties may agree in writing, on a date on or before January 31, 1997 mutually agreed upon by Buyer, Seller and Parent.

         3.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, dated as of the Closing Date:

         (a) Stock certificate representing the BVI Shares, duly endorsed for transfer.

         (b)     Written resignations of all officers and directors of BVI.





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         (c)     the certificate and opinion of counsel contemplated by
Sections 7.3 and 7.4, respectively; and

         (d) such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

         3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

         (a) the Purchase Price by wire transfer of immediately available funds to a bank account designated by Seller;

         (b) the certificate and opinion of counsel contemplated by Sections 6.3 and 6.4, respectively; and

         (c) such other certificates, instruments and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Parent hereby jointly and severally represent and warrant to Buyer as follows:

         4.1     Organization, Existence and Qualification.

         (a) BVI is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Madeira Islands, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Construtora is a corporation duly organized, validly existing and in good standing under the laws of Brazil, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Andrade is a corporation duly organized, validly existing and in good standing under the laws of Brazil, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Driltech is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

         (b) Each of BVI, Seller and Parent is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it to be qualified or licensed, unless the failure to qualify or be licensed would not reasonably be expected to have a material adverse effect on the Business taken as a whole or create an Encumbrance on any of the Assets.





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
         (c) BVI (i) has not been dissolved, and no resolution to dissolve such company has been adopted and there is no action or request pending to accomplish such a dissolution; (ii) is not a party to a merger, consolidation or other amalgamation which has not become effective; (iii) has not been declared bankrupt, and no action or request is pending to declare such company bankrupt; or (iv) has not filed for or been granted an official moratorium.

         4.2 Ownership of Shares. The BVI Shares are owned beneficially and of record by Seller, and shall be transferred to Buyer free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. The BVI Shares are not subject to any restriction with respect to their transferability.

         4.3 Capitalization. The authorized capital of BVI consists solely of 3,000,000 shares, par value US $10.00 per share, of which 2,540,000 shares are issued and outstanding and which are owned beneficially and of record by Seller. All of the BVI Shares have been duly authorized, validly issued (free of all past, present and future preemptive rights), and are fully paid and non-assessable. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind obligating either BVI or Seller to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of the capital of BVI or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares in the capital of or other ownership interest in BVI. Seller has made available to Buyer accurate and complete copies of the memorandum and articles of association of BVI (certified by an appropriate official of such entity's jurisdiction of incorporation and the secretary or an assistant secretary of such entity, respectively) as currently in effect.

         4.4 Authority, Etc. Each of Seller and Parent has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by it, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement and all agreements, instruments and documents to be executed and delivered by Seller and Parent hereunder, the performance by Seller and Parent of all the terms and conditions hereof and thereof to be performed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, including without limitation by all necessary action of the board of directors (or similar body) and shareholders of BVI, Seller and Parent, and no other corporate proceedings are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered hereunder by Seller and Parent have been duly authorized to do so by all necessary actions on the part of Seller or Parent, as applicable.

         4.5 Enforceable Agreements. This Agreement constitutes, and each other agreement or instrument to be executed hereunder by Seller or Parent, when so executed and delivered, will constitute, the legal, valid and binding obligation of Seller and Parent, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).





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         4.6     No Violations.  Except as set forth on Schedule 4.6, the
execution and delivery of this Agreement by Seller and Parent, the fulfillment of and compliance by them with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

         (a) violate any of the terms of the memorandum and articles of association, articles of incorporation, bylaws or other charter documents of BVI, Seller or Parent;

         (b) (i) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which BVI, Seller or Parent is a party or by which BVI, Seller or Parent is bound or to which any of the Assets is subject, which breach or default would reasonably be expected to have a material adverse effect on the ownership of the Assets or the operation of the Business, or (ii) result in the creation of any Encumbrance on any of the Assets, or otherwise give any person the right to terminate any Lease Agreement, Drilling Contract, Permit or Other Contract; or

         (c) to the knowledge of Seller or Parent, violate any national or local law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller or Parent, or the assets of BVI, Seller or Parent, which violation would reasonably be expected to have a material adverse effect on the ownership or operation of the Assets or the operation of the Business.

         4.7 Ownership of Assets. As of the date of this Agreement, BVI owns good and marketable title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances described in
Schedule 8.8. As of the Closing Date, BVI will own good and marketable title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer.

         4.8     Drilling Rig Classifications and Certifications.

         (a) The classification of each Drilling Rig and, if applicable, the flag under which it is documented is set forth on Schedule 1(a). Set forth on Schedule 4.8 is a summary of the recommendations to class for each of the Drilling Rigs based on the most recent survey of such Drilling Rig as of the date of this Agreement, as well as a listing of required certifications and the expiration date for each such certification. Each of the Drilling Rigs has or will have at Closing in full force and effect in the name of BVI all required certifications necessary for its present operations (with the exception of any thereof that may be affected by any loss or damage referred to in Section 8.5).

         (b) The Leased Drilling Rig has been maintained in, and at Closing will be in, the same good order, condition and repair as existed upon commencement of the Lease Agreement, ordinary wear and tear excepted. The Leased Drilling Rig has or will have at Closing in full force and effect such permits, class certifications and approval requirements as existed upon commencement of the Lease Agreement and as may be required in the jurisdiction in which the Leased Drilling Rig presently operates.

         (c) Except as disclosed to Buyer in writing at or prior to the Closing, to the knowledge of Seller, none of the Drilling Rigs or the Leased Drilling Rig has suffered any material damage to its condition (excepting normal wear and tear) since November 5, 1996, the date of completion of





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
Buyer's inspection of the Drilling Rigs and the Leased Drilling Rig. For purposes of the preceding sentence, material damage is defined as any item of damage not covered by insurance that would require the expenditure of more than $100,000 to repair.

         4.9     Inventory.

         (a) As of the date of this Agreement, BVI owns good and marketable title to the Inventory, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances described in Schedule 8.8. As of the Closing Date, BVI will own good and marketable title to the Inventory, as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Drilling Rigs through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer.

         (b) On the date of this Agreement, BVI maintained Inventory with respect to the Drilling Rigs as specified on Schedule 2, which Inventory is in such amounts and of such quality (i) as would comply with any applicable Drilling Contract or Other Contract and (ii) as is consistent with past practice.

         4.10 Certain Property on Drilling Rigs. Since November 5, 1996, the date of completion of Buyer's inspection of the Drilling Rigs and the Leased Drilling Rig, subject to normal wear and tear and consumption in the ordinary course of business, neither Seller nor Parent has removed or permitted to be removed any tangible property from any of the Drilling Rigs or the Leased Drilling Rig, which tangible property has a value equal to or greater than $50,000 in the aggregate for all the Drilling Rigs and the Leased Drilling Rig, except for any such tangible property relocated from one Drilling Rig to another Drilling Rig or transferred to Inventory or consumed in the operation of the Business.

         4.11 Contracts. Seller has made available to Buyer for review complete and correct copies of the Lease Agreement, Drilling Contracts and Other Contracts, and all assignments thereof. Except as set forth on Schedule 4.11, all consents of any person required to complete transfer to BVI of each of the Lease Agreement, Drilling Contracts and Other Contracts have been received by BVI. As of the Date of this Agreement, each of the Lease Agreement, Drilling Contracts and Other Contracts is valid, binding and in full force and effect against BVI (or, with respect to certain Consent Required Contracts, Andrade or Driltech), and, to the knowledge of Seller and Parent, is valid, binding and in full force and effect against the other party thereto.
As of the Closing Date, each of the Lease Agreement, Drilling Contracts and Other Contracts will be valid, binding and in full force and effect against BVI (or, with respect to certain Non-Assigned Contracts, Andrade or Driltech), and to the knowledge of Seller and Parent, valid, binding and in full force and
effect against the other party thereto.   Except as set forth on Schedule 4.11,
neither BVI, Andrade, nor Driltech, as applicable, is in default in any material respect, and no notice of alleged default has been received by Seller, Parent or BVI under any of the Lease Agreement, Drilling Contracts or Other Contracts, and no other party thereto is, to the knowledge of Seller and Parent, in default thereunder in any material respect, and to the knowledge of Seller and Parent, there exists no condition or event which, with or without notice or lapse of time or both, would (i) constitute a material default under any of the Lease Agreement, Drilling Contracts or Other Contracts by Seller, Andrade, Driltech or BVI or any other parties thereto, or (ii) otherwise give any other party to such a contract the right to charge penalties to Seller, Andrade, Driltech or BVI or





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
reduce the rates that would otherwise be payable to Seller, Andrade, Driltech or BVI under such a contract.

         4.12 Intellectual Property. Except for the Intellectual Property set forth on Schedule 1(f)(i), Seller and BVI do not own, hold, use or have pending any material Intellectual Property in connection with the operation of the Assets or the Business. As of the Date of this Agreement, BVI owns or has rights to use, and as of the Closing Date, BVI will own or have rights to use, all Intellectual Property, free from burdensome restrictions, that are necessary for the operation of the Assets and the Business as presently operated. Neither Seller nor BVI is infringing upon the Intellectual Property of any third party or has received any written notice or claim of any infringement, violation, misuse or misappropriation in connection with the operation of the Assets or the Business of any Intellectual Property owned or purported to be owned by any other person.

         4.13    Performance Bonds; Letters of Credit.  Set forth on Schedule
4.13 is a listing of all performance and similar bonds and letters of credit currently posted by, or any certificate of financial responsibility or similar evidence of financial accountability obtained or procured by, Seller, Parent or BVI for the purpose of operating the Drilling Rigs or otherwise conducting the Business.

         4.14 Insurance. Seller, Parent and BVI, as applicable, maintain with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to the Assets and Business against such casualties and contingencies of such types and in such amounts as are customary for drilling contractors of similar size engaged in similar operations. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of any intention not to renew, any such policy has been received by Seller, Parent or BVI. Set forth on Schedule 4.14 is a summary description of (i) the insurance maintained by Seller, Parent and BVI covering each of the Drilling Rigs and/or the operation of the Business and (ii) all outstanding insurance claims associated with each of the Drilling Rigs.

         4.15    Litigation.

         (a) Except for litigation described on Schedule 4.15(a), there is no litigation and there are no arbitration proceedings or governmental proceedings, claims, suits or investigations pending, instituted or, to the knowledge of Seller and Parent, overtly threatened against any of the Assets or against Seller, Parent or BVI relating to the ownership of the Assets or operation of the Business. None of such litigation, proceedings, claims, suits or investigations (i) seeks permanent injunctive relief, (ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement, or (iii) would reasonably be expected to have a material adverse effect on BVI or create an Encumbrance, or otherwise affect the ownership or operation of, any of the Assets.

         (b) Except for matters described on Schedule 4.15(b), neither Seller, Parent, BVI nor the Assets, is subject to any judicial or administrative judgment, order, decree or restraint in a manner that is material and adverse to Seller, Andrade, Driltech, BVI or the Business taken as a whole, or that would create an Encumbrance, or otherwise affect the ownership or operation of, any of the Assets. Except as referred to on Schedule 4.15(b), neither Seller, Andrade, Driltech, BVI, nor any Affiliate of Seller, Parent or BVI, has received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by Seller, Andrade, Driltech or BVI of its operations or that have not been finally dismissed or otherwise disposed of.

         4.16 Governmental Approval. Except as provided in Schedule 4.16, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller and Parent or the consummation by any Seller and Parent of the transactions contemplated hereby.

         4.17    Compliance With Laws.

         (a) Except as set forth on Schedule 4.17(a), neither Seller, Parent nor BVI is in violation of or in default under any Applicable Law relating to the ownership of the Assets or operation of the Business, including, without limitation, any applicable maritime law relating to the Offshore Drilling Rig, which violation or default materially and adversely affects the ownership of the Assets or operation of the Business, and no claim is pending or, to the knowledge of Seller and Parent, overtly threatened with respect to any such matters which if determined adversely to Seller, Parent or BVI would have such effect.

         (b)     Without limiting Section 4.17(a) and except as set forth on
Schedule 4.17(b), Seller, Parent and BVI, as applicable, have conducted the Business in accordance with Applicable Environmental Laws, and neither Seller, Parent nor BVI is subject to any pending or, to the knowledge of Seller and Parent, overtly threatened investigation or inquiry by any Governmental Entity, or to any remedial obligations, under any Applicable Environmental Laws.

         4.18 Absence of U.S. Nexus. No sales in or into the United States by Parent, Seller or any of their Affiliates during Parent's most recent fiscal year were attributable to the Assets. BVI neither (i) holds assets located in the United States having an aggregate book value of $15 million or more, nor
(ii) made aggregate sales in or into the United States of $25 million or more during its most recent fiscal year.

         4.19    Employees and Employee Benefits.  Except as set forth on
Schedule 4.19, BVI has no employees and no employee Benefit Plans.

         4.20    Labor Relations.

         (a) Except as disclosed on Schedule 4.20(a), (i) there are no collective bargaining agreements or other similar agreements, arrangements, or understandings, written or oral, with employees as a group to or by which Seller, Andrade, Driltech or BVI is a party or is bound; (ii) no employees of Seller, Andrade, Driltech or BVI are represented by any labor organization, collective bargaining representative or group of employees; (iii) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of Seller, Andrade, Driltech or BVI;
(iv) neither Seller, Andrade, Driltech nor BVI has been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees, or been subject to or, to the knowledge of Seller, Andrade and Driltech, threatened with any strike or other concerted labor activity or dispute; and
(v) neither Seller, Andrade, Driltech nor BVI is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees.

         (b) Each of Seller, Andrade, Driltech and BVI is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of its employees, and neither Seller, Andrade, Driltech nor BVI is engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the knowledge of Seller, Andrade and Driltech, threatened action, claim, investigation or inquiry by or before, and neither Seller, Andrade, Driltech nor BVI is subject to any judgment, order, writ, injunction or decree of or inquiry from, any Governmental Entity in connection with any current, former or prospective employee.

         4.21    Tax Matters.  Except as disclosed on Schedule 4.21:

         (a) Each of Seller, Parent and BVI has (and as of the Closing Date will have) duly filed all federal, state, local and foreign Tax Returns required to be filed by or with respect to it with the applicable taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

         (b) Each of Seller, Parent and BVI has (and as of the Closing Date will have) paid all Taxes due, or claimed by any taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings;

         (c) There has been no issue raised or adjustment proposed (and none is pending) by any taxing authority in connection with any of the Tax Returns of Seller, Parent or BVI that has not been resolved or paid, and no such issues raised could reasonably be expected to result in a proposed tax deficiency to Seller, Parent or BVI for any other period not so examined;

         (d) All Taxes that are required to be withheld or collected by Seller, Parent or BVI have been duly withheld or collected and to the extent required, have been paid or properly segregated or deposited as required by Applicable Law. Each of Seller, Parent and BVI has (and as of the Closing Date will have) made all deposits required with respect to Taxes;

         (e) Neither Seller, Parent nor BVI has waived the statute of limitations on the right of any taxing authority in connection with its Tax Returns or otherwise made any special arrangements with any taxing authority.

         4.22 Financial Statements. On the Closing Date, Seller will have delivered to Buyer accurate and complete copies of BVI's unaudited balance sheet as of the Closing Date, and the related unaudited consolidated statements of income, stockholders' equity, and cash flows/changes in financial position for the period of inception through the Closing Date, and the notes and schedules thereto. The financial statements will (i) have been prepared from the books and records of BVI in conformity with generally accepted accounting principles applied on a basis consistent throughout the periods involved, and
(ii) accurately, completely and fairly present consolidated financial position of BVI as of the respective dates thereof and its consolidated results of operations and cash flows/changes in financial position for each of the periods then ended.

         4.23    Liabilities and Commitments.

         (a)     Seller was incorporated on November 4, 1996.   Since the date
of its incorporation,

Seller has conducted no business other than to acquire and hold the BVI Shares. Seller has no liabilities, obligations, contracts or commitments (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known and whether due or to become due), except liabilities, obligations, contracts and commitments reflected on Schedule 4.23(a).

         (b) BVI was incorporated on November 12, 1996. Since the date of its incorporation, BVI has conducted no business other than to acquire, own and operate the Assets. BVI has no liabilities, obligations, contracts or commitments (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known and whether due or to become due), except liabilities, obligations, contracts and commitments reflected on Schedule 4.23(b).

         4.24 Ordinary Course; Absence of Material Adverse Change. Since the date of the most recent financial statements of BVI delivered to Buyer pursuant to Section 4.22, each of Seller and BVI has conducted its business only in the ordinary and usual course, and there has been no material adverse change in the Business, Assets, operations, prospects or condition (financial or otherwise) of such Seller, Parent or BVI. There is no fact, development or threatened development known to Seller or Parent that would materially adversely affect the Business, Assets, operations, or prospects of Seller, Parent or BVI other than such conditions as may affect the economy generally.

         4.25 No Brokers. Except for Bassoe Offshore (whose fee in respect of transactions contemplated hereby shall be paid solely by Seller), neither Seller nor Parent has employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller or Parent in connection with such transactions. Seller and Parent jointly and severally agree to indemnify and hold harmless BVI and Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, which BVI or Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller or Parent.

         4.26 Disclosure. No representation or warranty made by Seller or Parent in this Agreement and no statement of Seller or Parent or its representatives contained in any document, certificate or other writing furnished or to be furnished by Seller or Parent pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Any information furnished in any schedule with reference to any heading or with reference to any section of this Agreement, shall be deemed to modify, supplement and clarify each provision of this Agreement to which such disclosure could be applicable.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         5.1 Organization, Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it to be qualified or licensed, unless the failure to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of such Buyer and its subsidiaries taken as a whole.

         5.2 Authority; Etc. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by it, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement and all agreements, instruments and documents to be executed and delivered by Buyer hereunder, the performance by Buyer of all the terms and conditions hereof and thereof to be performed by it, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action, including without limitation by all necessary action of the board of directors of Buyer, and no other corporate proceedings of Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, have been duly authorized to do so by all necessary actions on the part of Buyer.

         5.3 Enforceable Agreement. This Agreement constitutes, and each other agreement or instrument to be executed by Buyer hereunder, when so executed and delivered, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4 No Violations. The execution and delivery of this Agreement by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

         (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

         (c) to knowledge of Buyer, violate any federal or state law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder.

         5.5 Governmental Approval. No consent approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         5.6 Litigation. There is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against any Buyer or its subsidiaries that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

         5.7 No Brokers. Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer agrees to indemnify and hold harmless Seller and Parent from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, which Seller or Parent may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

         5.8 Disclosure. No representation or warranty made by Buyer in this Agreement and no statement of Buyer or its representatives contained in any document, certificate or other writing furnished or to be furnished by Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller and Parent to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

         6.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         6.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         6.3 Officer's Certificate. Seller shall have received a certificate in the form of Exhibit 6.3 hereto, dated as of the Closing Date, of the President or a Vice President of Buyer certifying as to the matters specified in Sections 6.1 and 6.2.

         6.4 Legal Opinion. Seller shall have received from Griggs & Harrison P.C., counsel to Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit 6.4 hereto.

                                  ARTICLE VII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

         7.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         7.2 Covenants and Agreements Performed. Seller and Parent shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         7.3     Officer's Certificate.

         (a) Buyer shall have received a certificate in the form of Exhibit 7.3(a) hereto, dated as of the Closing Date, of the President or a Vice President of Seller certifying as to the matters specified in Sections 7.1 and 7.2.

         (b) Buyer shall have received a certificate in the form of Exhibit 7.3(b) hereto, dated as of the Closing Date, of the President or a Vice President of Construtora certifying on behalf of Parent as to the matters specified in Sections 7.1 and 7.2.

         7.4 Legal Opinion. Buyer shall have received from counsel to Seller and Parent, an opinion dated the Closing Date, substantially in the form of Exhibit 7.4 hereto.

         7.5 Absence of Material Adverse Change. Since the date of this Agreement, there shall not have occurred a material adverse change (other than such conditions as may affect the economy generally) in the Business, Assets, operations, prospects or condition (financial or otherwise) of Seller, Parent or BVI, including without limitation (i) an actual, constructive, arranged or compromised total loss (as determined by the insurance underwriter's marine surveyor) of the Offshore Drilling Rig, or (ii) a cancellation, termination or recision by Petrobras or Maraven of either of the currently existing Drilling Contracts regarding the Offshore Drilling Rig or the HERCULES RIG 1.

                                  ARTICLE VIII

                COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

         Seller and Buyer hereby covenant and agree as follows:

         8.1 Actions with Respect to Closing. Seller and Parent will each use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Seller and Parent set forth in Article VII as soon as practicable. Buyer will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in Article VI as soon as practicable.

         8.2     Third Party Consents.

         (a) Notwithstanding any other provision hereof, if the assignment or attempted assignment by Parent to BVI of any Lease Agreement, Drilling Contract, Other Contract, Permit, license or other right without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity (a "Consent Required Contract"), each of Seller and Parent agrees that between the date hereof and the Closing Date it will use its Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract.

         (b) In the event that Seller and Parent are unable prior to the Closing Date to obtain consents to the transfer from Parent to BVI or its designee of any Consent Required Contract, the terms of this Section 8.2(b) shall govern the transfer of the benefits of each such contract. Seller and Parent shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, BVI or its designee of each Consent Required Contract that is not transferred to BVI or its designee on or before the Closing Date (a "Nonassigned Contract"). Parent and BVI shall enter into an agreement on the Closing Date with respect to each Nonassigned Contract ("Contract Management Agreement") providing that until the rights and obligations of Parent thereunder are transferred to or assumed by BVI or its designee, or, if earlier, until termination of such Nonassigned Contract, Parent shall continue to perform its obligations thereunder and BVI shall provide such assistance, at the sole expense of BVI, as Parent may reasonably request for such purpose, including without limitation the use of personnel and assets (by lease or otherwise) of BVI and its Affiliates of the type and quantity that Parent would have used to perform such Nonassigned Contract had the transactions contemplated by this Agreement not been consummated. Such agreement shall also provide that in consideration of the provision of such assistance, Parent shall, promptly after payment of any amounts to Parent by the other party to a Nonassigned Contract, pay such amounts to BVI or its designee after subtracting therefrom the costs and expenses as described in the Contract Management Agreement.

         (c) In the event that Seller and Parent are unable to obtain consent of Petrobras to the transfer from Parent to BVI or its designee of any Drilling Contract between Parent and Petrobras within three months of the Closing Date, then notwithstanding the provisions of Section 8.2(b), (i) the term "Assets" shall be deemed not to include such Drilling Contract(s), the related Lease Agreement, or the top drive and related equipment associated with the Leased Drilling Rig; (ii) Buyer shall reassign or cause BVI to reassign to Seller or Parent all right, title and interest of lessee in and to the Lease Agreement and the top drive and related equipment associated with the Leased Drilling Rig; and (iii) if the inability to obtain consent of Petrobras is not due to the absence of a

Brazilian Affiliate of Buyer acceptable to Petrobras, then Seller and/or Parent shall pay to Buyer liquidated damages in the amount of US $1,500,000. Any and all receipts and disbursements associated with such Drilling Contract and the related Lease Agreement during such three-month period shall be for the account of Seller or Parent. Accordingly, Buyer agrees to promptly remit or cause BVI to promptly remit to Seller or Parent, and Seller and Parent agree to promptly remit to Buyer or BVI, as the case may be, such amounts as may be required to cause the economic benefits and losses associated with such Drilling Contract and the related Lease Agreement during such three-month period to be borne by and to accrue to Seller and/or Parent.

         8.3 Access; Confidentiality. Until Closing, Seller and Parent shall give the officers, attorneys, accountants and other authorized representatives of Buyer full access, during normal business hours upon Buyer's reasonable prior notice, to all of the records, properties and personnel of Seller, BVI and Parent; provided however that access to records of Seller and Parent shall be limited to those records related to the Assets. Seller and Parent will furnish the representatives of Buyer during such period with all information as such representatives may reasonably request regarding BVI, the Business and the Assets and shall use its Best Efforts to cause the employees, accountants and attorneys of Seller and Parent to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer of all material facts known to them regarding BVI, the Assets and the Business; provided, however, that Buyer will hold in strict confidence and not use for purposes other than those contemplated by this Agreement the documents and information furnished concerning Seller, Parent, the Business or the Assets. Such confidence shall be maintained for a least four years. If the transactions contemplated by this Agreement shall not be consummated, all such documents and all copies thereof shall immediately thereafter be returned to Seller or Parent, as applicable. The confidentiality obligations set forth in the preceding sentence shall not apply to information
(i) in the public domain, (ii) obtained by Buyer from a third party source with the right to disclose such information, or (iii) with respect to which disclosure is required by law in the opinion of Buyer's counsel.

         8.4 Conduct of Business and Preservation of Assets. Until Closing, Seller, Parent and Buyer agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Assets (including jointly contacting customers of the Business and informing them of this Agreement and the transfer to Buyer of the Business), and Seller and Parent shall use their Best Efforts to preserve, maintain and protect the Business and the Assets, and to maintain the relationships with existing employees, customers and suppliers relating to the Business and the Assets. From and after the date of this Agreement and until the Closing Date, and except as otherwise contemplated by this Agreement, (a) Seller, Parent and BVI will conduct the Business only in the ordinary course, and (b) without the prior express written consent of Buyer, neither Seller nor Parent will, and neither Seller nor Parent will permit any of its Affiliates (including BVI) to, (i) make any material change in the conduct of the ongoing operation of the Business, (ii) enter into any new drilling contracts with respect to the Drilling Rigs, unless such contracts may reasonably be expected to have a duration of 90 days or less, enter into any other contracts or agreements with respect to the Drilling Rigs other than in the ordinary course of business, or amend, in any respect adverse to Seller, Parent, BVI or Buyer, any Drilling Contract or Other Contract, (iii) move any Drilling Rig to a different geographic region, (iv) merge or consolidate with or into another person or entity, sell all or substantially all of its assets, liquidate or dissolve or seek protection from creditors under applicable bankruptcy law, or (v) commit itself to do any of the foregoing.

         8.5 Drilling Rig Loss. Seller and Parent agree to maintain or cause BVI to maintain insurance on each of the Drilling Rigs of a type and in an amount not less than the amount set forth on Schedule 4.14 through the Closing Date. Subject to the provisions of Sections 7.5 and 9.1(c)(ii):

         (a) If the Offshore Drilling Rig shall become an actual, constructive, arranged or compromised total loss (as determined by the insurance underwriter's marine surveyor) prior to the Closing Date, Buyer shall have the right to terminate this Agreement.

         (b) If any Drilling Rig other than the Offshore Drilling Rig shall become an actual, constructive, arranged or compromised total loss (as determined by insurance underwriter's surveyor) prior to the Closing Date, (i) the Purchase Price for the BVI Shares shall not be reduced by any amount, (ii) Parent shall pay to Buyer at the Closing liquidated damages for each such lost Drilling Rig in the amount of US $1,500,000 per unit with respect to the REDENCAO and/or the SOBERANA and in the amount of US $2,000,000 per unit with respect to the PROMISSAO and/or the NOVA ERA, (iii) the term "Assets" shall be deemed not to include such Drilling Rig, and (iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein.

         (c) If any Drilling Rig sustains damage not amounting to an actual, constructive, arranged or compromised total loss prior to the Closing Date;

                 (i) Seller and Parent shall have the option but not the obligation to repair or to cause to be repaired the damage to the Drilling Rig and to receive the full amount of any insurance proceeds recoverable with respect to such damage, in which event the Purchase Price shall not be reduced and the Closing Date may be extended as reasonably necessary for Seller and Parent to accomplish such repairs; or

                 (ii) if Seller and Parent shall elect not to repair or to cause to be repaired the damage to the Drilling Rigs, Buyer may at its option

                          (A)     terminate this Agreement; or

                          (B) require Seller and/or Parent to assign to BVI immediately prior to Closing all rights to receive insurance proceeds in respect of such loss or damage and to pay to Buyer at Closing from the Purchase Price the amount of any deductible or deductibles (not to exceed $750,000) under the terms of the relevant policy or policies in force and effect on the date of such damage; provided that such amount required to be paid by Seller or Parent shall be offset by any amounts paid through the Closing Date by Seller or Parent for such repair; and further provided that nothing in this paragraph
                 (B) shall relieve Seller or Parent of the obligation to maintain insurance coverage as provided in the first sentence of Section 8.5.

         8.6 Removal of Outstanding Recommendations. Seller and Parent agree to remove or cause the removal at its expense of any outstanding recommendations to class against any of the Drilling Rigs (including, without limitation, those recommendations set forth on Schedules 1(a) or 4.8).

         8.7 Maintenance of Inventory Levels. Seller and Parent agree that through the Closing Date, Seller and Parent will maintain or cause to be maintained Inventory with respect to each Drilling Rig, including spare components and parts, supporting inventory and stores on board, in such amounts and of such quality as would be (i) in accordance with past practice and comparable to historical levels, and (ii) sufficient to comply with any applicable Drilling Contract or Other Contract.

         8.8 Removal of Encumbrances. Seller and Parent shall cause the Encumbrances referred to in Schedule 8.8 to be removed and terminated on or before the Closing Date and shall furnish to Buyer at Closing evidence of such removal and termination reasonably satisfactory to Buyer.

         8.9 Litigation. Until Closing, Seller will promptly notify Buyer of any action, suit, proceeding, claim or investigation that is threatened or commenced against Seller, Parent or BVI which relates to or affects the Business, the Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Seller of any action, suit, proceeding, claim or investigation that is threatened or commenced against Buyer which relates to and materially and adversely affects Buyer and its business taken as a whole or affects this Agreement or the transactions contemplated hereby.

         8.10    Employees.

         (a) Between the date of this Agreement and Closing, (i) no change will be made in the rate of remuneration or the emoluments or pension benefits of any employee of the Business, and (ii) neither Seller nor Parent nor any of their Affiliates (including BVI) will hire or terminate the employment of any employee of the Business except (A) the termination by Seller and/or Parent and simultaneous hiring by BVI of one or more employees of the Business, (B) as required under a Drilling Contract, or (C) in the ordinary course of business consistent with past practice.

         (b) Seller or Parent, as applicable, shall pay or cause to be paid directly to each employee of the Business that portion of all benefits arising under any Benefit Plan that has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and BVI and Buyer shall assume no liability therefor. No portion of the assets of any Benefit Plan, written or unwritten, heretofore sponsored or maintained by Seller or Parent (and no amount attributable to any such Benefit
Plan) shall be transferred to BVI or Buyer, and BVI and Buyer shall not be required to continue any such Benefit Plan after the Closing Date. The amounts payable under any Benefit Plan shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and neither BVI nor Buyer shall be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller or Parent therefor shall be paid by Seller or Parent within thirty (30) days after the Closing Date to the extent that such payment is not inconsistent with the terms of such Benefit Plan.

         (c)     As of the Closing Date, Buyer or its Affiliates (including
BVI) shall offer, in Buyer's sole discretion, employment to certain employees of Seller and Parent with experience in operating the Drilling Rigs, Seller and Parent hereby consenting to same. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be construed as granting any employee of the Business any right to employment with Buyer or its Affiliates (including
BVI) for any period of time or implying or creating any terms or conditions of employment. Seller and Parent shall use their Best Efforts to assist Buyer or its Affiliates (including BVI) in employing all such persons presently engaged in the Business that Buyer wishes to employ. Seller and Parent, as applicable, shall terminate effective as of the Closing Date the employment of all employees of the Business so employed by Buyer or its Affiliates (including BVI). Seller and Parent shall be responsible for and shall pay, and neither Buyer nor BVI shall have any liability for or obligation to pay, any severance or other similar payment (including without limitation obligations under social or labor contracts) to any employees or former employees of Seller, Parent or BVI as a result of the transactions contemplated by this Agreement.

         8.11 Property Taxes. All ad valorem taxes, utility and other service charges and other taxes, fees and expenses relating to the Business or the Assets for all periods prior to the Closing shall be the obligation of Seller and Parent, and for all periods following the Closing shall be the obligation of BVI. All such Taxes relating to periods prior to the Closing that have been assessed prior to Closing and that are not then being diligently contested in good faith by appropriate proceedings shall be paid by Seller or Parent, prior to the Closing. Seller and Parent shall promptly pay to Buyer from time to time the prorated share of all such Taxes for which Seller or Parent is responsible under this Section 8.11 upon Buyer's request accompanied
by appropriate documentation that such Taxes are due and payable.   All such
Taxes relating to periods after the Closing that have been paid by Seller, BVI or Parent prior to Closing shall be prorated and the portion related to the time following Closing shall be paid by Buyer to Seller upon Seller's request accompanied by appropriate documentation that such Taxes have been paid.

         8.12 Other Taxes. Seller and Parent shall be liable for and shall pay all applicable sales, use, transfer, stamp, recording, value added or similar taxes and assessments required by applicable law to be paid by Seller or Parent (regardless of whether such taxes are or could be assessed against the Assets) resulting from the consummation of the transactions contemplated hereby, including without limitation taxes payable by Seller, BVI or Parent by reason of the transfer of the Assets from Parent to BVI and the transfer of the BVI Shares to Buyer. Seller and Parent shall not have any responsibility for the payment of any taxes with respect to the operations or earnings of BVI from and after the Closing, including without limitation any taxes, fees, duties or charges of any character related to any export or import of the Drilling Rigs
after the Closing.   Seller, Parent and Buyer agree to cooperate to obtain all
available exemptions from such taxes and to reduce the amount of taxes, import duties or other assessments imposed on or charged to as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither party shall be obligated to take any action that it determines in its sole discretion may subject it to additional taxes, liabilities or expenses; and provided further that Buyer, Seller and Parent agree that the respective values of the Drilling Rigs reported by Buyer or its Affiliates to Governmental Entities in Venezuela upon the initial transfer of the Drilling Rigs by BVI to Buyer or any Affiliate of Buyer shall be the same as the values of the respective Drilling Rigs indicated on Schedule 1(f)(ii) reported to Governmental Entities in Venezuela by Seller or its Affiliates for entrance and clearance purposes as of the date of entry of such Drilling Rigs into the country in which they are currently located.

         8.13 Books and Records. Seller and Buyer shall have the right, at their own expense, at any time or from time to time within five years after the Closing Date during reasonable business hours upon reasonable notice to inspect, and make copies of or extracts from, any of the books and records directly relating to the ownership of the Assets or operation of the Business prior to the Closing Date in the possession of Seller, Parent or Buyer or their respective Affiliates, as the case may be. None of the books and records in the possession of Seller or Parent, on the one hand, or BVI or Buyer, on the other, shall be destroyed prior to December 31, 2001 or five years after generated, whichever is earlier, without the consent of the other unless first reproduced by microfilm or any other similar process.

         8.14 Post-Closing Collection, Payment and Administrative Procedures. Subsequent to Closing, (i) Buyer and its Affiliates (including
BVI) agree to deliver to Seller, within three Business Days of the receipt thereof by Buyer or any such Affiliate, any and all (A) monies paid to or received by Buyer or any such Affiliate in respect of amounts due Seller or Parent, including, but not limited to, payment of receivables, refunds, rebates, and release of performance or similar bonds or letters of credit, and
(B) inquiries, correspondence or documents received by Buyer or any such Affiliate related to such amounts; and (ii) Seller and Parent agree to deliver to BVI, within three Business Days of Seller's or Parent's receipt of same, any and all (A) monies paid to or received by Seller or Parent in respect of amounts due Buyer or BVI, and (B) inquiries, correspondence or documents received by Seller or Parent related to such amounts.

         8.15 Post-Closing Use of Facilities. During the period commencing on the Closing Date and continuing through (i) one year from the Closing Date, or (ii) the date on which Parent sells such real property to a non- Affiliate, whichever occurs first, Buyer and its Affiliates (including BVI) shall have the right, without charge, to store in Parent's yard in Pajuca, Bahia, Brazil the two Drilling Rigs currently located in Brazil; provided, however, that Buyer's use of Parent's yard shall be at the sole risk of Buyer, and neither Seller nor Parent shall have any obligation to provide security for such Drilling Rigs; and provided further that Buyer shall maintain customary liability insurance covering its use of the premises, and Buyer shall bear and pay utilities and any and all use or other taxes associated with the premises during the period of Buyer's use of any part of the premises.. For a one year period from and after the Closing Date, Buyer and its Affiliates (including BVI) shall have the first right and option to lease all or part of Parent's yard in Macae, Brazil, upon terms acceptable to Buyer and Parent according to the terms of a rig yard lease agreement; provided that any such lease shall terminate upon the sale of such property by Parent to a non-Affiliate of Parent.

         8.16 No Shop. Prior to the Closing Date, neither Seller, Parent, nor any of their Affiliates, shall enter into or otherwise participate in solicitations, negotiations or discussions either directly or through representatives, with any other corporation, entity or person with respect to
(a) the sale by Parent of any of the Assets, (b) the sale of the BVI Shares to any other party, or (c) the merger or consolidation of BVI with any other entity. Seller and Parent agree that the remedy at law for a breach of this
Section 8.16 is inadequate and that Buyer shall be entitled to injunctive relief for any breach of this Section 8.16.

         8.17 Continued Effectiveness of Representations and Warranties. Each of Seller, Parent and Buyer shall use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Seller, Parent and Buyer shall each advise the other promptly in writing of any condition or circumstance, including without limitation, items which are (or which should be) disclosed in the Schedules, occurring after the date hereof up to and including the Closing Date that would cause the representations and warranties made by it herein to become untrue in any material respect.

         8.18 Further Assurances. At and after the Closing Date, and without further consideration, (i) Parent shall execute and deliver any certificates, instruments or agreements, and shall take and do any other actions and things, as Buyer may reasonably request, to vest, perfect or confirm of record or otherwise in BVI or its designee any and all right, title and interest in, to and under any of the Assets, and (ii) Seller shall execute and deliver any certificates, instruments or agreements, and shall take and do any other actions and things, as Buyer may reasonably request, to vest, perfect or confirm of record or otherwise in Buyer, any and all right, title and interest in, to and under the BVI Shares.

         8.19 Export Obligations. Seller and Parent agree to assist Buyer in the export of the REDENCAO and the SOBERANA from Brazil to Venezuela and commence such assistance immediately after execution of this Agreement; provided however that the physical export or transportation of such Drilling Rigs shall not occur until after the Closing. Seller and Parent shall provide to Buyer, as soon as possible, a schedule of estimated costs to export to Venezuela such Drilling Rigs currently located in Brazil. These estimated costs shall include export duties, import duties, document preparation fees, shipping costs, insurance, and other third party costs and a fixed fee to reimburse Seller or Parent for administrative assistance in such matters. Buyer agrees to deposit with Seller the full amount of the estimated costs and to pay on a timely basis any additional costs reasonably incurred with respect to such activities; provided that the administrative fee to Seller and Parent shall not be increased without the written consent of Buyer.

         8.20 Expenses. Subject to the provisions of Section 9.3, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

         8.21. Land Rig Refurbishments and Option. Prior to the Closing, Seller, Parent and BVI shall give Buyer and its authorized representatives full access, upon Buyer's reasonable prior notice, to the PROMISSAO and the NOVA ERA for purposes of conducting, and shall permit Buyer and its authorized representatives to conduct, refurbishments and upgrades deemed necessary or desirable by Buyer in preparation for upcoming contracts for the employment of such drilling units. In consideration for the refurbishments and/or upgrades, if any, which may be conducted by Buyer prior to the Closing Date, Buyer shall have the exclusive right and option, without additional charge, to purchase the PROMISSAO and the NOVA ERA for a purchase price of US $2,000,000 per unit, in the event of, and for the three-month period following, termination of this Agreement pursuant to Article IX. Any such purchase and sale upon exercise of the option shall be pursuant to a definitive agreement to be executed by Andrade, Seller and Buyer in a form substantially the same as this Agreement.

         8.22 Inspection of Drilling Rigs. Until Closing, Seller and Parent shall give the authorized representatives of Buyer full access, during normal business hours upon Buyer's reasonable notice, to the Drilling Rigs and the Leased Drilling Rig. In the event that Buyer's reasonable inspection of the type conducted on November 5, 1996 of the Drilling Rigs and/or the Leased Drilling Rig reveals any change in the maintenance, state of repair, condition or design of the Drilling Rigs or the Leased Drilling Rig (excluding any change due to damage sustained by such Drilling Rig upon the occurrence of a casualty, in which event, the provisions of Section 8.5(c) shall apply) from that which existed in November 5, 1996, then Buyer shall give written notice to Seller identifying any such change and:

         (a) if expenditures in an aggregate amount of at least $100,000 but not more than $1,000,000 would be required to restore the Drilling Rigs and/or the Leased Drilling Rig to their condition as of November 5, 1996, then Seller and/or Parent shall, prior to the Closing, either (i) restore or cause to be restored the Drilling Rigs and/or the Leased Drilling Rig to their condition as of November 5, 1996, or (ii) pay to Buyer from the Purchase Price at Closing cash in an amount required to complete such restoration, or

         (b) if expenditures in an aggregate amount of $1,000,000 or more would be required to restore the Drilling Rigs and/or the Leased Drilling Rig to their condition as of November 5, 1996, then Seller and/or Parent shall, prior to Closing, either (i) restore or cause to be restored the Drilling Rigs and/or the Leased Drilling Rig to a condition as close to their November 5, 1996 condition as may be accomplished with an expenditure of not more than $1,000,000, or (i) pay to Buyer from the Purchase Price at Closing cash in an amount equal to $1,000,000. Neither Seller nor Parent shall have any obligation to incur expenditures in excess of $1,000,000 to restore the Drilling Rigs and the Leased Drilling Rig to their prior condition; provided, however, that if Seller and/or Parent fail to completely restore or make the full restoration payment in the same manner as is specified in subsection (a) of this Section 8.22 without regard to the $1,000,000 limitation within ten days of Buyer's written notice to Seller, then Buyer shall have the right and option to terminate this Agreement pursuant to Section 9.1(c)(iv).

                                   ARTICLE IX

                                  TERMINATION

         9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)     by mutual written consent of Buyer and Seller;

         (b) by either Buyer or Seller, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c)     by Buyer, if

                 (i) there has been a material breach by Seller or Parent of any covenant or agreement, or a material inaccuracy of any representation or warranty of Seller or Parent contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been waived by Buyer or cured by Seller or Parent within five Business Days after receipt by Seller of notice thereof from Buyer; provided that the five Business Day period shall be extended for a period of up to ten additional Business Days with respect to any matter for which Seller or Buyer have begun steps to cure but for which cure is not practically possible within five Business Days; or

                 (ii) there shall have occurred a material adverse change as described in Section 7.5;

                 (iii) the Closing shall not have occurred on or before January 31, 1997 (provided that the right to terminate this Agreement under this clause (iii) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof);

                 (iv) there shall have occurred a change in the maintenance, state of repair, condition or design of the Drilling Rigs and/or the Leased Drilling Rig from that which existed on November 5, 1996 which would require expenditures in an aggregate amount of $1,000,000 or more to restore as described in Section 8.22(b) which has not been restored and for which no restoration payment has been received by Buyer; or

                 (v) there shall have occurred casualty damage for which Buyer elects to terminate pursuant to Section 8.5(c)(ii);

         (d)     by Seller if

                 (i) there has been a material breach by Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller or Parent impossible and such breach or inaccuracy has not been waived by Seller or cured by Buyer within five Business Days after receipt by Buyer of notice thereof from Seller; provided that the five Business Day period shall be extended for a period of up to ten additional Business Days with respect to any matter (other than Buyer's failure to make available funds for payment of the Purchase Price on the Closing Date) for which Buyer has begun steps to cure but for which cure is not practically possible within five Business Days; or

                 (ii) the Closing shall not have occurred on or before January 31, 1997 (provided that the right to terminate this Agreement under this clause (iii) shall not be available to Seller if the failure by either Seller or Parent to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof).

         9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Buyer or Seller, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this
Section 9.2 and in Sections 4.25, 5.7, 8.3, 8.20, 8.21, and 9.3 shall survive the termination hereof.

         9.3     Liquidated Damages and Expense Reimbursement.

         (a) Notwithstanding any other provision of this Agreement, if this Agreement is terminated by Seller pursuant to Section 9.1(d)(i), then, unless Buyer is then entitled to terminate this Agreement pursuant to Section 9.1(c)(i), (ii), (iv) or (v), the earnest money deposit (excluding any interest earned thereon, which shall be for the account of Buyer) shall be forfeited to Seller. Nothing contained in this Section 9.3(a) shall relieve Buyer from liability for damages (excluding consequential damages) in excess of the amount of the earnest money deposit actually incurred as a result of any breach by Buyer of this Agreement.

         (b) In the event that this Agreement is terminated by Buyer pursuant to Section

9.1(c)(i), then, unless Seller is then entitled to terminate this Agreement pursuant to Section 9.1(d)(i), Seller and Parent shall pay to Buyer within ten Business Days following a request therefor, such amount as will fully reimburse Buyer for all documented legal, accounting, consulting and investment advisory fees and expenses incurred and paid or payable by Buyer to third parties in connection with the negotiation, execution and delivery of this Agreement. Nothing contained in this Section 9.3(b) shall relieve Seller or Parent from liability for damages (excluding consequential damages) actually incurred as a result of any breach by Seller or Parent of this Agreement.

                                   ARTICLE X

                                INDEMNIFICATION

         10.1    Indemnification by Buyer.

         (a) Except as otherwise provided in Article XI, Buyer agrees to indemnify, defend and hold Seller and Parent and their Affiliates harmless from and against any and all Claims sustained after Closing by Seller, Parent or any of their Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the operation of the Business or the ownership, management or use of the Assets after the Closing, unless and to the extent that such claim arises solely from any action of Seller, Parent or any of their Affiliates after the Closing, or
(iii) any Claim of any fiscal authority relating to Taxes arising out of or resulting from Buyer or its Affiliates reporting to any Governmental Entity in Venezuela upon the initial transfer of the Drilling Rigs by BVI to Buyer or any Affiliate of Buyer any value different than the values of the respective Drilling Rigs indicated on Schedule 1(f)(ii) reported to Governmental Entities in Venezuela by Seller or its Affiliates for entrance and clearance purposes as of the date of entry of such Drilling Rigs into the country in which they are currently located; provided, however, that Buyer shall have no liability pursuant to this Section 10.1(a) for the first $50,000 of aggregate Claims in respect of the matters described above incurred by Seller, Parent or their Affiliates (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket. The foregoing indemnification is given solely for the purpose of protecting Seller, Parent and their Affiliates and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any third party.

         (b) Seller or Parent shall notify Buyer within 30 Business Days of the assertion of any Claim or the discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Seller or Parent) upon which Seller or Parent intends to base a claim for indemnification hereunder; provided, however, that the failure of Seller or Parent to so notify Buyer shall not relieve Buyer from any liability under this Agreement to Seller or Parent with respect to such Claim unless Buyer is prejudiced or damaged by the failure to receive timely notice. In the event of any Claim, Buyer, at its option, may assume (with legal counsel reasonably acceptable to Seller or Parent, as applicable) the defense of any claim, demand, lawsuit or other proceeding, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Buyer under this Section 10.1, and may assert any defense of Seller, Parent or Buyer; provided, however, that Seller or Parent, as applicable, shall have the right at its own expense to participate jointly with Buyer in the defense of any claim, demand, lawsuit or other proceeding in connection with which Seller or Parent claims indemnification hereunder. Notwithstanding the right of Seller or Parent to participate, Buyer shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as Buyer, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Buyer shall have acknowledged the obligation to indemnify Seller or Parent hereunder, or (ii) Seller or Parent, as applicable, shall have declined to participate; provided, however, that no such Claim shall be settled by Buyer in any manner that could reasonably be expected to have a material adverse effect on the business of Seller or Parent taken as a whole without the prior written consent of Seller or Parent, as applicable.

         10.2    Indemnification by Seller and Parent.

         (a) Except as otherwise provided in Article XI, Seller and Parent, jointly and severally, agree to indemnify, defend and hold Buyer and its Affiliates (including BVI) harmless from and against any and all Claims sustained after Closing by Buyer or its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Seller or Parent contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the operation of the Business or the ownership, management or use of the Assets prior to the Closing unless and to the extent that such Claim shall have arisen solely from any action of Buyer or any of its Affiliates (other than BVI) prior to the Closing; provided, however, that neither Seller nor Parent shall have any liability pursuant to this Section 10.2(a) for the first $50,000 of aggregate Claims in respect of the matters described above incurred by Buyer or its Affiliates (the "Buyer Basket") and Seller and Parent shall be responsible only for such amounts of such Claims as exceed the Buyer Basket. The foregoing indemnification is given solely for the purpose of protecting Buyer and its Affiliates and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any third party.

         (b) Without limiting the generality of the indemnification obligations set forth in subsection (a) of this Section 10.2, Seller and Parent, jointly and severally, further agree to indemnify, defend and hold Buyer and its Affiliates (including BVI) harmless from and against any and all Claims sustained by Buyer or its Affiliates, irrespective of the amount of such Claim (but subject to the Buyer Basket, except as otherwise provided in (ii) below), based upon, arising out of or otherwise in respect of any of the following:

                 (i) Any default under or breach by Seller, Parent or any of their Affiliates of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller, Parent or any such Affiliate is a party or by which Seller, Parent or any such Affiliate is bound or to which any of the Assets is subject;

                 (ii) Any Encumbrance (including any Permitted Encumbrance and without regard to the Buyer Basket) affecting any Asset arising from conditions existing before the Closing or resulting from the conduct of Seller, Parent or any of their Affiliates after the Closing;

                 (iii) Any termination prior to Closing by any person of any Lease Agreement, Drilling Contract, Other Contract or Permit due to breach of the terms thereof by Seller, Parent or any of their Affiliates;

                 (iv) Any violation by Seller, Parent or any of their Affiliates of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller, Parent or any such Affiliate or the Assets which affects the ownership or operation of the Assets;

                 (v) Any litigation, arbitration proceedings or governmental proceedings, suits or investigations before any Governmental Entity relating to facts that existed before the Closing which affects the ownership or operation of the Assets;

                 (vi) Any violation by Seller, Parent or any of their Affiliates of, or default by Seller, Parent or any such Affiliate under, any Applicable Laws, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Assets, or any remedial obligation under any Applicable Environmental Laws arising out of or related to the ownership or operation of the Assets prior to Closing;

                 (vii) Any Claim by any person who is an employee of Seller, Parent or any of their Affiliates prior to Closing that relates solely to any employment of such employee by Seller, Parent or any of their Affiliates prior to the Closing;

                 (viii) Any Claim of any fiscal authority relating to Taxes due by Seller, Parent or Affiliates of Seller or Parent or by any company or enterprise that belongs to the same group of companies and enterprises to which Seller or Parent belongs, specifically including without limitation, Taxes arising out of or resulting from any reevaluation of Assets by any Government Authority; provided, however that no indemnification by Seller or Parent shall be required to the extent that any such Taxes result from Buyer or its Affiliates reporting to any Governmental Entity in Venezuela upon the initial transfer of the Drilling Rigs by BVI to Buyer or any Affiliate of Buyer any value different than the values of the respective Drilling Rigs indicated on Schedule 1(f)(ii) reported to Governmental Entities in Venezuela by Seller or its Affiliates for entrance and clearance purposes as of the date of entry of such Drilling Rigs into the country in which they are currently located; or

                 (ix) Any Claim related to any of the matters set forth on Schedules 4.11, 4.15(a), 4.15(b), 4.17(a), 4.17(b), 4.18, 4.19, or
         4.20(a).

         (c) Buyer shall notify Seller and Parent within 30 Business Days of the assertion of any Claim or discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Buyer) upon which Buyer or any of its Affiliates (including BVI) intends to base a claim for indemnification hereunder; provided, however, that the failure of Buyer to so notify Seller and Parent shall not relieve Seller or Parent from any liability under this Agreement to Buyer or its Affiliates with respect to such Claim unless Seller or Parent, as applicable, is prejudiced or damaged by the failure to receive timely notice. In the event of any Claim, Seller or Parent, at its option, may assume (with legal counsel reasonably acceptable to Buyer) the defense of any claim, demand, lawsuit or other proceeding, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Seller and Parent under this Section 10.2, and may assert any defense of Seller, Parent or Buyer; provided, however, that Buyer shall have the right at its own expense to participate jointly with Seller and Parent in the defense of any claim, demand, lawsuit or other proceeding in connection with which Buyer claims indemnification hereunder. Notwithstanding the right of Buyer to participate, Seller and Parent shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as Seller and Parent, in their sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Seller or Parent shall have acknowledged the obligation to indemnify Buyer hereunder or
(ii) Buyer shall have declined to participate; provided, however, that no such Claim shall be settled by Seller or Parent in a manner that could reasonably be expected to have a material adverse effect on the business of Buyer or its Affiliates taken as a whole without the prior written consent of Buyer.

         10.3 Limitation of Remedies. The indemnification obligations of Seller, Parent and Buyer set forth in this Agreement, including in this Article X, shall be limited to indemnification for actual damages suffered and shall not include incidental, consequential, special or indirect damages; provided, however, that any such incidental, consequential, special or indirect damages recovered by a third party against a party entitled to indemnity under this Agreement shall be included in the damages recoverable pursuant to the indemnities herein.

         10.4 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTIONS 10.1 AND
10.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

                                   ARTICLE XI

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

         11.1 Scope of Representations of Seller. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER SELLER NOR PARENT MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE DRILLING RIGS, THE LEASED DRILLING RIG AND THE INVENTORY OR ANY PORTION THEREOF OR PROPERTY THEREON, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND ITS AFFILIATES (INCLUDING BVI), ON THE ONE HAND, AND SELLER AND PARENT, ON THE OTHER HAND, THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BVI WILL HAVE OBTAINED, AND BUYER WILL OBTAIN THROUGH ACQUISITION OF THE BVI SHARES, THE DRILLING RIGS, THE LEASED DRILLING RIG AND THE INVENTORY IN THEIR CONDITION AND STATE OF REPAIR ON THE CLOSING DATE, "AS IS" AND "WHERE IS." Buyer acknowledges and affirms that it will have had the opportunity to complete its own independent investigation, analysis and evaluation of the Business and the prospects of the Business and that it has been afforded the opportunity to inspect the Drilling Rigs, Inventory and the other tangible Assets, including the Leased Drilling Rig. The Closing of the transaction shall serve as Buyer's final and unconditional acceptance of the condition of the Drilling Rigs, Leased Drilling Rig and Inventory "AS IS" and "WHERE IS" and the termination of any responsibility whatsoever of Seller, Parent or BVI with respect to the condition of the Drilling Rigs, Leased Drilling Rig, Inventory and other tangible assets, including any responsibility of Seller or Parent with respect to any claims by the owner of the Leased Drilling Rig or any other person for any loss, damage, deterioration or other change in physical condition of the Leased Drilling Rig.

         11.2 Survival. All representations, warranties and covenants contained in this Agreement (except to the extent any such agreement is limited by its terms) shall remain operative and in full force and effect and shall survive consummation of the transactions contemplated hereby at the Closing, including, without limitation, the delivery of the Assets to BVI and the transfer of the BVI Shares to Buyer hereunder for a period of three years following the Closing Date.

                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):


                 If to Buyer:

                          Cliffs Drilling Company
                          1200 Smith Street, Suite 300
                          Houston, Texas   77002
                          Attention: Mr. Edward A. Guthrie
                          Telephone:  (713) 651-9426
                          Telefax:  (713) 951-0649

                 with a copy to:

                          Mr. W. Garney Griggs
                          Griggs & Harrison, P.C.
                          1301 McKinney, Suite 3200
                          Houston, Texas   77010
                          Telephone: (713) 651-0600
                          Telefax: (713) 651-1944

                 If to Seller or Parent:

                          Delavney-Gestao e Consultoria Lda.
                          Construtora Andrade Gutierrez S.A.
                          Andrade Gutierrez Perfuracao Ltda.
                          Driltech Inc.
                          Av. Rio Branco, 177-3o Andar - Centro
                          20040-007 - Rio de Janeiro - RJ - Brasil
                          Attention:  Mr. Trajano A. Souza Carmo
                          Telephone: 55 21 533 3020

                          Telefax: 55 21 262 1772

                 with a copy to:

                          Mr. U. Grant Keener, Jr.
                          Brown, Parker & Leahy, L.L.P.
                          1200 Smith Street, Suite 3600
                          Houston, Texas   77002
                          Telephone: (713) 951-5888
                          Telefax: (713) 654-1871

         12.2 Entire Agreement. This Agreement, including the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         12.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         12.4 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association as then in force, by three arbitrators appointed in accordance with said rules. In rendering a decision, the arbitrator(s) shall make specific findings of fact and take into account all applicable judicial precedents and industry practice. All disputes, controversies or claims, or any rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the laws, excluding choice of law rules, of the State of Texas. The place of arbitration shall be Houston, Texas. An award or determination of the arbitration tribunal shall be final and conclusive upon the parties, judgment thereon may be entered by any court of competent jurisdiction, and no appeal thereof shall be made by the parties. The parties agree that the award of the arbitrator(s) (i) shall provide that the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses in addition to any other relief that may be awarded; (ii) shall be promptly payable free of any tax, deduction or offset; (iii) shall provide that any cost, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement; and (iv) shall include interest from the date of any damages incurred, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s) but in no event less than the "prime rate" per annum quoted for the corresponding period by Texas Commerce Bank N.A., Houston, Texas.

         12.5 Binding Effect; Assignment; No Third Party Benefit. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party. Except for Sections 10.1 and 10.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Buyer, Seller and Parent any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         12.6 No Specific Performance. The parties hereto represent and acknowledge that the remedies provided at law for any violation by either party of its obligations set forth in this Agreement would be adequate and, as a result, each party hereto hereby disclaims and waives any right to seek or obtain specific performance for any violation of its rights set forth in this Agreement. Notwithstanding the preceding sentence, the liquidated damages and expense reimbursements provided for by Section 9.3 shall constitute the sole remedy available to the parties with respect to the matters covered thereby, and either party may seek specific performance of any obligation of another party to pay such liquidated damages or expense reimbursements.

         12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         12.8 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         12.9 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         12.10 Currency. All dollar amounts in this Agreement are stated in United States dollars.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                DELAVNEY-GESTAO E CONSULTADORIA LDA.



                                By:/s/ TRAJANO A. SOUZA CARMO
                                   ------------------------------------
                                       Trajano A. Souza Carmo
                                       Manager

                                CONSTRUTORA ANDRADE GUTIERREZ S.A.


                                By:/s/ TRAJANO A. SOUZA CARMO
                                   ------------------------------------
                                       Trajano A. Souza Carmo
                                       Attorney-in-fact


                                ANDRADE GUTIERREZ PERFURACAO LTDA.


                                By:/s/ TRAJANO A. SOUZA CARMO
                                   ------------------------------------
                                       Trajano A. Souza Carmo


                                DRILTECH INC.


                                By:/s/ TRAJANO A. SOUZA CARMO
                                   ------------------------------------
                                       Trajano A. Souza Carmo
                                       Attorney-in-fact


                                CLIFFS DRILLING COMPANY


                                By:/s/ EDWARD A. GUTHRIE
                                   ------------------------------------
                                       Edward A. Guthrie,
                                       Vice President-Finance